First Security Group Announces Fourth Quarter Profits
Strong Deposit and Loan Growth Achieved in 2014

CHATTANOOGA, TN, February 3, 2015 - First Security Group, Inc. (NASDAQ: FSGI) (“First Security” or “FSG”) reported net income for the fourth quarter of 2014 of $922 thousand, or $0.01 per basic and diluted share, and $2.4 million for the year ended December 31, 2014, or $0.04 per basic and diluted share.
Financial Highlights

•	Net income of $922 thousand for the fourth quarter of 2014, consistent with the $927 thousand net income of the third quarter 2014 and a $1.6 million improvement from the fourth quarter of 2013.

•
Loans held-for-investment totaled $663.6 million at year-end, an increase of $80.5 million, or 13.8%, from 2013. Loan sales, excluding mortgage activity, totaled approximately $27.9 million during the fourth quarter and $75.1 million for 2014. Loans held-for-sale at year-end totaled $72.2 million.

•	Pure deposits as of December 31, 2014 increased by $83.7 million, or 18.8%, to $529.7 million compared to $446.0 million as of December 31, 2013.
“The primary goals of 2014 were returning to core profitability, net loan production of $50 million per quarter, and funding the resulting asset growth with pure deposits,” said Michael Kramer, First Security’s President and Chief Executive Officer. “We achieved each of these goals. Total loans, including held-for-sale, increased by $153 million during 2014, and when combined with our loan sale transactions, we exceeded our $200 million net production goal. We also achieved the desired growth in pure deposits and earned $2.4 million in net income.”

The below discussion of First Security’s results of operations and financial condition is supplemented by the accompanying financial highlights.
Net Interest Income
For the year ended December 31, 2014, net interest income totaled $30.9 million, an increase of $7.5 million, or 32.2%, as compared to $23.4 million for 2013. For the fourth quarter of 2014, net interest income declined by $543 thousand to $7.9 million compared to $8.5 million for the third quarter of 2014. During the third quarter, approximately $650 thousand of discount accretion was earned as a result of the resolution of various loans purchased at discounts. Excluding the discount accretion from the third quarter, the net interest margin remained consistent at 3.32% for the fourth quarter as compared to 3.33% for the third quarter.
Loans
Loans, excluding held-for-sale, totaled $663.6 million as of December 31, 2014, an increase of $80.5 million, or 13.8%, from December 31, 2013. Loans held-for-sale totaled $72.2 million as of year-end as compared to $220 thousand as of December 31, 2013. During the fourth quarter, an additional $53.2 million of loans were transferred or originated into the held-for-sale category, net of loan sales of approximately $27.9 million.

Deposits
Pure deposits, defined as transaction accounts, increased $83.7 million, or 18.8%, to $529.7 million as of December 31, 2014 compared to year-end 2013. FSG continued to improve its deposit mix, reducing the overall cost of deposits from 0.55% for the third quarter of 2014 to 0.49% for the fourth quarter of 2014. Average pure deposits accounted for 59.3% of average total deposits during the fourth quarter, up from 56.8% for the third quarter of 2014. Average core deposits, defined as transaction accounts plus retail CDs, increased to 76.7% of average total deposits as compared to 75.3% for the third quarter.
Non-Interest Income
Non-interest income totaled $12.3 million for the year ended December 31, 2014, an increase of $3.6 million, or 41.2%, compared to 2013. For the fourth quarter of 2014, non-interest income totaled $3.8 million, an increase of $983 thousand as compared to the third quarter. For the quarter- and year-to-date periods, gains on sales of loans were the primary driver for the increased earnings. During the fourth quarter, approximately $27.9 million of SBA and commercial real estate loans were sold resulting in gains of $886 thousand. As of December 31, 2014, loans held-for-sale total $72.2 million, which are expected to sell for gains during the first quarter of 2015.
“Given the current rate and competitive environment, additional improvements to our net interest margin will be challenging in 2015. This further emphasizes the importance of maintaining and increasing our level of non-interest income,” said John Haddock, First Security’s EVP and Chief Financial Officer. “We are actively adding additional resources to our SBA department and will continue to evaluate our TriNet production to assist in managing our commercial real estate concentration and to capitalize on market opportunities.”
Non-Interest Expense
Non-interest expense improved by $6.1 million, or 12.8%, to $41.7 million in 2014 as compared to 2013. For the fourth quarter of 2014, non-interest expense increased from $10.2 million to $10.9 million as a result of additional incentive compensation expense and elevated professional fees. As of December 31, 2014, full-time equivalent employees totaled 268 as compared to 264 as of September 30, 2014 and 285 as of December 31, 2013.

Asset Quality
First Security recorded a negative provision expense of $221 thousand in the fourth quarter to adjust the allowance for loan losses to FSG’s current estimate of $8.6 million as of December 31, 2014. The negative provision was a direct result of net recoveries of $221 thousand during the fourth quarter. The ratio of the allowance to total loans remained consistent at 1.29% as of December 31, 2014 as compared to September 30, 2014. Total non-performing assets (“NPAs”) declined by $2.9 million during the fourth quarter to improve the NPA to total assets ratio from 1.16% to 0.84%. During 2014, total NPAs declined by $7.4 million, or 45.1%.
Capital
Shareholders’ equity as of December 31, 2014 totaled $90.0 million, a $2.0 million increase from September 30, 2014 and a $6.3 million increase from December 31, 2013. As of December 31, 2014, book value per share increased to $1.35 per share compared to $1.32 per share as of September 30, 2014 and $1.26 per share as of December 31, 2013.

“While we are pleased with our progress achieved during 2014, we remain committed to improving the level of earnings each and every quarter in 2015,” said CEO Kramer. “We believe the combination of our team of bankers in the East Tennessee and North Georgia markets as well as our niche lending initiatives provide a platform to build a strong community bank that will produce solid returns for our shareholders.”
About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee, with $1.1 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 26 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, and internet banking (www.FSGBank.com).

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of significant gains, losses or expenses that are unusual in nature and not expected to recur. Non-GAAP measures may also exclude non-recurring charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.
FOR FURTHER INFORMATION:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
E-mail: jhaddock@FSGBank.com